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                                                                   EXHIBIT 10.12

                  AMENDMENT TO DEVELOPMENT AND SUPPLY AGREEMENT

         This amendment ("Amendment") is made this 3rd day of November 2003 to the Development and Supply Agreement (the "Master Collaboration Agreement") between Biosense Webster, Inc. ("Biosense Webster") and Stereotaxis, Inc. ("Stereotaxis").

PREAMBLE

         Pursuant to this Amendment, Biosense Webster and Stereotaxis set forth the principal terms and conditions for an expanded strategic alliance for the development of new technologies focusing on the key role of Biosense Webster's catheter technology and Stereotaxis' NIOBE System in the integrated digital "Catheterization lab of the future" through the combination of Stereotaxis' advanced programmatic digital instrument control technology and Biosense Webster's advanced catheter technology in electrophysiology mapping and ablation.

                                    RECITALS

         WHEREAS Stereotaxis and Biosense Webster have pursuant to the Master Collaboration Agreement agreed to jointly develop a Compatible NIOBE -- CARTO System and to jointly develop certain associated proprietary, interventional, disposable, electrophysiology devices and to manufacture, market and sell such products

         WHEREAS, Stereotaxis and Biosense Webster desire to extend their alliance under the Master Collaboration Agreement to include collaboration in respect of the development and commercialization of non-Localized electrophysiology ablation and mapping comprising devices described in or pursuant to the Appendix ("Partnered NL Catheters") having the functionality of non-Localized electrophysiology devices that are products of Biosense Webster ("Biosense Webster NL Catheters") and that are navigable with the NIOBE System; and

         WHEREAS, Stereotaxis has developed a computerized instrument control system known as the NIOBE System(TM) that enables navigation utilizing externally applied magnetic fields of inter alia associated proprietary, interventional, disposable, electrophysiology devices;

         WHEREAS, Biosense Webster has developed and commercialized an electrophysiology mapping and Localization system known as the CARTO(TM) system and associated proprietary, interventional, disposable, electrophysiology devices; and

         WHEREAS Biosense Webster will contribute to the costs of the development and commercialization of the Partnered NL Catheters by inter alia providing development support, manufacturing, engineering and administrative support, regulatory resources and intellectual property rights and Biosense Webster will also contribute certain costs allocated to the marketing, promotions and distribution of products and Stereotaxis will contribute inter alia intellectual property



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and certain development and regulatory resources, certain supplemental promotions and marketing as set forth in and pursuant to this Amendment;

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND CONDITIONS HEREIN, THE PARTIES AGREE AS FOLLOWS:

AMENDMENT

1A. Interpretation: Terms and definitions used in the Master Collaboration Agreement will have the same meaning in this Amendment unless otherwise indicated and references herein to this Amendment or provisions thereof include references to terms of the Master Collaboration Agreement incorporated herein by reference. Unless expressly provided for herein, the Master Collaboration Agreement remains in full force and effect. In the event of conflict between this Amendment and the Master Collaboration Agreement, this Amendment will control.

1B. For purposes of giving effect to this Amendment, references in the Master Collaboration Agreement to Daughter Products contained in the definitions "Components", "Defects" and "Net Revenue" will be taken to include references to Partnered NL Catheters (as that term is defined in the Amendment) in addition to Daughter Products.

1C. The definition in the Master Collaboration Agreement of "Daughter Product Specifications", is amended to include a reference to Partnered NL Catheters and Additional Partnered NL Catheters in addition to references to Daughter Product One and Daughter Product Two and Additional Daughter Products.

1D. The definition in the Master Collaboration Agreement of "Technical Failure" is amended to include a reference to all catheters sold under this Agreement by Biosense, including Partnered NL Catheters and other Stereotaxis Catheters as well as the reference to Initial Daughter Products.

1E. Where applicable for purposes of giving effect to Section 2 below of this Amendment, references in Section 7 of the Master Collaboration Agreement to Parent Products are taken to comprise references to Biosense NL Catheters

1F. Further Definitions

         (i) "Additional Partnered NL Catheters" shall have the meaning set forth in Section 12 below.

         (ii) "Amendment Exclusivity Period" shall have the meaning set forth in
Section 5 below.

         (iii) "Biosense NL Catheters" shall have the meaning set forth in the Recitals above.

         (iv) "Delay Date" shall have the meaning set forth in Section 6 below.

         (v) "High Technology Partnered NL Catheter" shall have the meaning set forth in Section 2.1 below.


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         (vi) "Partnered NL Catheters" shall have the meaning set forth in the
Recitals above. Upon consultation with Biosense Webster, Stereotaxis shall have the ability to amend the identification of Partnered NL Catheters at any time within three (3) months of the signing of this Amendment, such that the catheters so identified are of similar scope and function as those currently identified in the Appendix attached hereto.

         (vii) "Partnered NL Catheter Launch Date" shall have the meaning set forth in Section 5.3 below.

         (viii) "Standard Partnered NL Catheter" shall have the meaning set forth in Section 2.1 below.

         (ix) "Stereotaxis Catheters" shall mean any interventional non-Localized electrophysiology mapping or ablation devices that have been commercialized by Stereotaxis at the Partnered NL Catheter Launch Date (and, upon regulatory clearance for commercial use, any such devices for which Stereotaxis has applied for such regulatory clearance prior to such date.)

         (x) "Utilization Management Committee" has the meaning set forth in
Section 7 below.

LICENSE GRANTS

2. Intellectual Property Rights: Section 2.1.1 of the Master Agreement is amended to include references to Partnered NL Catheters and Stereotaxis Catheters in addition to Daughter Products. Sections 2.1.3, 2.2.1 and 2.2.3 are amended to include references to Partnered NL Catheters in addition to Daughter Products.

3. Development and Distribution Collaboration Regarding Certain Non-Localized
Devices: Sections 3.1.2.3, 3.1.2.4 and 3.1.2.7, 3.3 and 3.4. Sections 4.1
(subject to Section 3 of this Amendment), 4.2.1, 4.3, 4.4.1, 4.4.3, 4.5, Section 6, Section 7, Section 8, Section 9 (subject to Section 6 of this Amendment),
Section 10 and Section 11 of the Master Collaboration Agreement are amended to include references to Partnered NL. Catheters in addition to references to Daughter Products and to include references to Additional Partnered NL Catheters in addition to Additional Daughter Products (in all events as appropriate to give meaning to this Amendment); and in any event the Parties agree to cooperate in the same manner (where applicable) as set forth in the Master Collaboration Agreement in respect of Daughter Products (developed from Parent Products) to develop and commercialize Partnered NL Catheters (developed from Biosense Webster NL Catheters) and for purposes of giving effect to the foregoing such applicable terms of the Master Collaboration Agreement. Biosense Webster acknowledges and agrees that, in accordance with this Amendment and Sections 3 and 4 of the Master Collaboration Agreement it will inter alia:

         (i) serve as sole manufacturer of the Partnered NL Catheters for commercial use;

         (ii) distribute and conduct marketing and promotions in respect of Partnered NL Catheters, and will use all reasonable commercial efforts in this regard to maximize the sales volume of the Partnered NL Catheters; and





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           (iii) coordinate with and provide information to Stereotaxis to an extent reasonably required to allow Stereotaxis to develop the Partnered NL Catheters.

Without limitation to the foregoing, the average selling price(s) of Partnered NL Catheter(s) will not be greater than the lesser of: (a) [***] of the average selling price of corresponding Biosense Webster NL Catheter(s) during the past [***] months (provided that such pricing is sufficiently profitable in order to achieve compliance with relevant laws); and (b) in the event that Biosense Webster is generally regarded in the electrophysiology industry as having exited the relevant segment of the electrophysiology ablation business, [***] of the average selling price of corresponding manually navigable non-localized electrophysiology catheter(s) marketed by a Restricted Party (provided such catheter(s) are generally regarded in the electrophysiology industry as having a significant market share) that are available in the marketplace. The Parties acknowledge that the average selling price of any such Restricted Party competitive catheters may not be publicly available and agree that they will, upon written request by either Party, mutually determine in good faith within one month of such written request a reasonable estimate of such average selling price.

3.1. During the Term (as defined below), Biosense Webster will provide Biosense Webster NL Catheters (and at such time as Biosense Webster is manufacturing Partnered NL Catheters, Partnered NL Catheters) to Stereotaxis, for purposes of Stereotaxis' development of Partnered NL Catheters and for limited promotions with NIOBE System customers provide that such promotions will be reasonably coordinated with Biosense Webster in terms of development, clinical and promotional activities, the greater of (i) up to 500 units per calendar year; or
(ii) up to 10 units per installed NIOBE System per calendar year (where an installed NIOBE System comprises any NIOBE System that is commercially operational during such calendar year); at a transfer price of [***].

3.2. Stereotaxis acknowledges and agrees that it will use all reasonable commercial efforts to develop the Partnered NL Catheters together with Biosense Webster and to devote appropriate resources to such development and clinical activities (which may include, for example, an appropriate subset of such resources as specified in the current Stereotaxis operating budget for electrophysiology device development). Stereotaxis will utilize Biosense Webster as an exclusive subcontractor for Stereotaxis' responsibilities in respect of development of Partnered NL Catheters on commercially reasonable terms to be mutually agreed and subject to reasonable budgetary constraints.

4. Revenue Share to Stereotaxis For Partnered NL Catheters: Stereotaxis Revenue Share will be as follows:

4.1. Where a Partnered NL Catheter comprises a magnetically navigable version of a Parent Product that is based on highly differentiated technology compared with competitive products in the marketplace ("High Technology Partnered NL Catheter") then Stereotaxis' Revenue Share in respect of such High Technology Partnered NL Catheter shall be the same as is set forth in the Master Collaboration Agreement for Daughter Products. Without limitation to the foregoing, examples of High Technology Partnered NL Catheters include magnetically navigable catheters utilizing Biosense Webster' irrigated catheter technology;

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]


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4.1.1. Where a Partnered NL Catheter comprises a magnetically navigable version of a Parent Product that does not contain a differentiated technology compared with competitive products in the marketplace, ("Standard Partnered NL Catheter") then in recognition that the Stereotaxis IP comprised in such Standard Partnered NL Catheter could provide a degree of differentiation for the Standard Partnered NL Catheter in the marketplace and of Stereotaxis commitment of resources to develop such Standard Partnered NL Catheter, Stereotaxis' Revenue Share in respect of such Standard Partnered NL Catheter will be: (i) the same as provided for in the Master Collaboration Agreement regarding Daughter Products (excepting [***]; plus (ii) an additional [***].

4.1.2. In the event that no corresponding Biosense Webster NL Catheter referred to above is distributed by Biosense Webster or in the event that Biosense Webster is generally regarded in the electrophysiology industry as having exited the relevant segment of the electrophysiology ablation business, then the pricing premium (if any) for the relevant Partnered NL Catheter referred to in
Section 4.1.1 above will be calculated with reference to the average selling price of corresponding manually navigable non-localized electrophysiology catheters marketed by a Restricted Party (provided such catheters are generally regarded in the electrophysiology industry as having a significant market share) that are available in the marketplace. The Parties acknowledge that the average selling price of any such Restricted Party competitive catheters may not be publicly available and agree that they will, upon written request by either Party, mutually determine in good faith within one month of such written request a reasonable estimate of such average selling price.

5. Biosense Webster as Manufacturer.

5.1 Biosense Webster will manufacture Partnered NL Catheters used for clinical trials and research unless it notifies Stereotaxis otherwise in writing and in such case Stereotaxis will manufacture such Partnered NL Catheters.

5.2 Stereotaxis Catheters used for clinical trials and research will be manufactured by Stereotaxis unless otherwise agreed in writing by the Parties.

5.3 The Parties agree that Biosense will serve as exclusive manufacturer of Partnered NL Catheters (and at Biosense written election, Stereotaxis Catheters) for commercial sale and Section 4.1 of the Master Collaboration Agreement is amended to include references to Partnered NL Catheters (and where applicable, Stereotaxis Catheters) in addition to Daughter Products and without limitation, to the extent required, the Parties agree to fully cooperate in the transfer of manufacturing

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]


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know-how in respect of Stereotaxis Catheters from Stereotaxis to Biosense in advance of commercialization thereof.

5.4 Manufacturing subcontractors that Stereotaxis may utilize to give effect to this Amendment shall be those that are reasonably acceptable to Biosense Webster.

6. Certain Amendment Exclusivity: The Parties agree, subject to the terms of this Amendment, that:

6.1. Certain Amendment Exclusivity During The Term: During the Amendment Exclusivity Period (as defined below), Stereotaxis will not engage in any development or commercialization activities with respect to interventional non-Localized electrophysiology mapping or ablation devices in concert or cooperation or otherwise with any Restricted Party or other material competitor to Biosense Webster regarding devices of such type;

6.2. Amendment Exclusivity Period. The Partnered NL Catheter Amendment Exclusivity Period is six (6) years from the date of this Amendment, provided that in respect of any Additional Partnered NL Catheter, the Amendment Exclusivity Period for that catheter will comprise 5 years from the date of first commercial sale of such Additional Partnered NL Catheter in accordance with the provisions of this Amendment and provided that such catheters are commercialized expeditiously in a reasonable commercial manner and in good faith by the Parties.

6.3. Certain Exclusive Distribution: Except as expressly set forth herein:

6.3.1. Subject to Section 6.3.3 below, until the date of the first commercial sale of a Partnered NL Catheter in the U.S. ("Partnered NL Catheter Launch Date"), Stereotaxis will continue its commercialization of interventional non-Localized electrophysiology mapping and ablation devices;

6.3.2. Subject to Section 6.3.3 below, during the period commencing on the date of the Partnered NL Catheter Launch Date and ending at the expiration of the Term, Stereotaxis will not engage in any commercialization activities in respect of interventional non-Localized electrophysiology mapping or ablation devices;

6.3.3. At its election (by written notice to Stereotaxis) Biosense Webster may conduct exclusive Marketing and Promotions and Distribution (subject to Stereotaxis rights under Section 4.2.1.2 of the Master Collaboration Agreement) of some or all Stereotaxis Catheters (and associated non-exclusive Marketing and Promotions and Distribution of the Stereotaxis CardioDrive(TM) disposable device in the manner set out below) in some or all markets prior to the Partnered NL Catheter Launch Date, provided that Stereotaxis may continue its clinical development activities in close coordination with Biosense Webster in respect of the Stereotaxis Catheters during this period (which will include investigational use of a catheter for an application regardless of whether the catheter has been cleared for commercial use for any other application in the relevant market)

6.3.4. Upon the Partnered NL Catheter Launch Date, Biosense Webster will conduct exclusive commercial Marketing and Promotions and Distribution of the Stereotaxis Catheters (subject to Stereotaxis rights under Section 4.2.1.2 of the Master Collaboration Agreement).





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6.4. Distribution of Stereotaxis' Catheters

6.4.1. The transfer price paid by Biosense Webster to Stereotaxis for Stereotaxis Catheters that are manufactured by Stereotaxis shall be as mutually agreed in writing by the parties on reasonable commercial terms but not to exceed [***]. Notwithstanding the foregoing, Biosense Webster will be under no obligation to continue such Marketing and Promotions and sales of any Stereotaxis Catheter in a market in which an equivalent Partnered NL Catheter is commercially available (provided that Biosense Webster will fulfill specific customer orders requesting any such Stereotaxis Catheter thereafter). An example of equivalency (for purposes of the foregoing only) would be a Partnered NL Catheter that is a 4mm temperature sensing ablation catheter and a Stereotaxis' 4mm temperature sensing ablation catheter.

6.4.2. Upon the Partnered NL Catheter Launch Date and during the Term, in order to avoid customer confusion regarding the manner of use of certain devices, Stereotaxis agrees that Biosense Webster (upon its election) may conduct Marketing and Promotions and Distribution of the Stereotaxis' CardioDrive(TM) catheter advancer disposable on a non-exclusive basis, provided that such Marketing, Promotions and Distribution is solely targeted at the use of such product in conjunction with Partnered NL Catheters and/or Stereotaxis Catheters, and in no other fashion, and that such devices will be (again, upon Biosense Webster election) co-branded by the parties, provided that the foregoing will not limit Sections 4.4 and 4.5 of the Master Collaboration Agreement.

6.4.3. Biosense Webster may procure such CardioDrive(TM) devices from Stereotaxis at a transfer price per quarter comprising [***] of the average selling price to end users of such devices in such quarter (which price will be estimated in good faith by the parties for purposes of invoicing at the time of procurement and will be subject to prompt adjustment based upon actual pricing data when available) and otherwise on relevant terms set forth in the Master Collaboration Agreement If either: there is no average selling price to end users; or [***] of the average selling price of the CardioDrive(TM) to end users is less than [***], then the price to Biosense Webster shall be [***].

6.4.4. In the event there are regulatory agency requirements pertaining to the Marketing and Promotions and Distribution of the CardioDrive(TM) devices by Biosense Webster in the manner set out above, then Section 9 of the Master Collaboration Agreement will be taken to apply to the CardioDrive device in addition to Partnered NL Catheters.

6.5. Certain Training and Promotions: The Parties will mutually determine in good faith and cooperate to implement appropriate training programs for the Biosense Webster non-Localized electrophysiology disposables salesforce and the Stereotaxis systems and software salesforce in order to facilitate the Distribution of Partnered NL Catheters in accordance with the terms of this Amendment.

6.6. Certain Development Conditions: The Parties acknowledge and agree that: (i) in order to evaluate the suitability of certain candidate interventional non-Localized electrophysiology mapping

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]





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or ablation devices as Additional Partnered NL Catheters; and (ii) to ensure expeditious availability of such candidate devices for non-commercial clinical use where such expeditious availability is a significant factor in facilitating adoption or utilization of NIOBE Systems by customers; then Stereotaxis may during the Term develop such devices and make them available for non-commercial clinical use in close coordination with Biosense Webster representatives; provided that Stereotaxis will consult with Biosense Webster regarding such clinical use and evaluation of the results thereof for purposes of determining whether such device is nominated as an Additional NL Partnered Catheter.

7. Regulatory: Pursuant to the provisions of Section 9 of the Master Collaboration Agreement, the Parties will pursue expeditious regulatory approval of Partnered NL Catheters in the USA and Europe and subject to mutual agreement in foreign countries (provided that Stereotaxis may in its discretion elect that the Parties will also pursue regulatory clearance in Japan) and the provisions related to Marketing, Promotions and Distribution and otherwise as applicable in this Amendment will apply in respect of such foreign territories; provided that Stereotaxis, as the Party with primary development responsibility for Partnered NL Catheters, may elect in its discretion to pursue its own PMA or other applicable FDA marketing authorization as the filing entity (naming Biosense Webster as Distributor, as applicable) for any Partnered NL Catheter. In the event that relevant regulatory approval in the U.S. of a Partnered NL Catheter comprising a magnetically navigable non-Localized 4mm thermocouple ablation catheter, or a magnetically navigable non-Localized 8mm thermocouple ablation catheter or a magnetically navigable non-Localized irrigated catheter is not achieved by 30 months from the date hereof ("Delay Date"), then either Party may elect that this Amendment will no longer be of any force or effect, provided that where at the Delay Date the Parties have reasonable prospects of obtaining such approval in the near term (to be considered within six (6) months of the expiration of the thirty (30) month Delay Date expiration), such period will be extended for an additional 6 months. If at the end of the first six (6) month extension period, approval is not yet obtained, but it appears the Parties have reasonable prospects of obtaining such approval within the next six months, the period will be extended for an additional six (6) months. No further extensions will be allowed unless the parties agree to such an extension in writing.

8. Pacing and Other Devices Excluded: For the avoidance of doubt and notwithstanding anything elsewhere contained in this Amendment, nothing contained in this Amendment will restrict Stereotaxis in any way in respect of development and commercialization of: (i) devices used for the delivery of pacing leads in electrophysiology or comprising such leads or associated with the placing of any such leads; or (ii) other devices used outside the field of endovascular ("interventional") non-Localized electrophysiology mapping and ablation (including without limitation in the fields of surgery, interventional cardiology, interventional radiology and interventional neuroradiology); or
(iii) accessories to the NIOBE System including without limitation components of the Stereotaxis' CardioDrive catheter advancement mechanism; and this Amendment does not relate to or establish any rights or restrictions in respect of such devices.

8.1. During the Term, at least thirty (30) days (or sixty (60) days in the case of a Restricted Party) prior to Stereotaxis entering into material and substantial negotiations regarding a potential agreement for magnetically enabling interventional devices in cardiology fields outside of non-Localized electrophysiology and mapping (other than: supply agreements with non-Restricted Parties related to this field; or the field of delivery of pacing leads) Stereotaxis agrees to notify

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Biosense Webster in writing, together with a summary description of the proposed potential agreement that would be the subject of such negotiations ("Initial Notice"). Stereotaxis herein assures Biosense Webster that any agreement referred to in this Section 8.1 will provide that such agreement shall be terminable on reasonable commercial terms following a change of control of Stereotaxis. Upon request by Biosense Webster given within fifteen (15) days of the date of such Initial Notice, Stereotaxis and Biosense Webster will discuss the terms and conditions under which Stereotaxis and Biosense Webster would enter into an agreement like the proposed potential agreement with a third party. In the event that Stereotaxis and Biosense Webster have not agreed upon such terms and conditions within fifteen (15) days (or forty (40) days in the case of a Restricted Party) after the date Stereotaxis provided the Initial Notice to Biosense Webster, Stereotaxis will be free to enter into such agreement with a third party without further obligations to Biosense Webster, and on any terms that Stereotaxis considers appropriate. It is understood that, because Stereotaxis will be providing the Initial Notice to Biosense Webster prior to the commencement of material and substantial negotiations with a third party, Stereotaxis may not be able to define the entire or exact scope of the rights and obligations of the potential agreement, and accordingly, so long as the Initial Notice describes in general terms a product, field or rights that overlap with the product, field or rights actually negotiated with, or granted to, a third party, Stereotaxis will be deemed to have satisfied its obligations, under this Section 6.1; also, it is understood that Stereotaxis need only provide one (1) such Initial Notice in any twelve (12) month period before engaging in such material and substantial negotiations with any third party or parties.

9. Utilization Management:

         i. The Parties will establish a Utilization Management Committee comprising two appointees from either Party that will, subject to the terms of this Amendment, meet quarterly to review utilization of Partnered NL Catheters and Stereotaxis Catheters with NIOBE Systems and discuss in good faith strategies for mutual cooperation and coordination of the Parties in order to drive increased utilization of NIOBE Systems.

         ii. Without limitation to the foregoing, the Utilization Management Committee will consider from time to time at the request of either Party whether inclusion of Stereotaxis catheter advancer disposables in the packaging of Partnered NL Catheters would increase utilization of NIOBE Systems in electrophysiology. Where the committee determines that utilization is reasonably likely to be thereby increased, it will recommend to the Parties for their consideration in good faith a proposal for such inclusion of catheter advancer disposables in packaging and an appropriate payment to Biosense Webster

         iii. In its role of conducting Marketing, Promotions and Distribution of the Partnered NL Catheters and Stereotaxis Catheters pursuant to this Amendment, Biosense Webster will in good faith but in its sole discretion determine any implementation of such strategies (excepting in respect of the potential inclusion of the catheter advancer disposable in packaging of Partnered NL Catheters, which will be determined by Stereotaxis in good faith but in its sole discretion)

         iv. Either Party may convene a special meeting of the Utilization Management Committee upon 7 days written notice to the other.




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         v.       The Utilization Management Committee will on a quarterly basis
                  (commencing immediately after signing of this Amendment) confer in good faith in order to recommend to Biosense Webster and Stereotaxis goals to be mutually agreed upon for selling Partnered NL Catheters and, where applicable, Stereotaxis Catheters that are mutually agreed in writing by the Parties.

10. Fulfillment of Orders: Biosense Webster will fulfill orders for Partnered NL Catheters and Stereotaxis Catheters without substitutions and with the same degree of promptness and customer responsiveness as for Parent Products, Biosense NL Catheters and other comparable Biosense Webster products. Without limitation, Biosense will fulfill orders whether such orders are placed directly with Biosense Webster by a customer or where placed with Biosense Webster through Stereotaxis on a customer's behalf

10.1. Biosense Webster will utilize such inventory control and management policies in respect of Partnered NL Catheters as are used in the rest of its interventional devices business and will accordingly maintain levels of inventory and parts for Partnered NL Catheters relative to anticipated demand that are no lower than for such other interventional devices.

10.2. Without limitation to the above provisions of this Section 10, at the written request of Stereotaxis Biosense Webster agrees to maintain an inventory cage at its site of stock purchased by Stereotaxis from Biosense to be used as an emergency inventory supply in case of unforeseen delays in supply and further to allow Stereotaxis to maintain a similar emergency inventory supply that is purchased by Stereotaxis at Stereotaxis' own facilities.

10.3. In the event Biosense Webster has not fulfilled any customer order for Partnered NL Catheters within the period specified in such order (or where no period is specified, within 7 days) and has not cured such failure within ninety-six (96) hours ("Cure Period") of written notice from the customer (or Stereotaxis on a customer's behalf), then Stereotaxis may fulfill such order from inventory maintained at Stereotaxis' own facility, and Biosense will reimburse Stereotaxis for its reasonable expenses relating to this transaction.

10.4. Inventory maintained by Stereotaxis in accordance with Sections 10.2 and 10.3 above will be purchased by Stereotaxis at the average selling prices for such items in the quarter in which such inventory is acquired by Stereotaxis, which average selling prices will be estimated in good faith by the Parties for purposes of invoicing and subject to prompt adjustment based on actual selling price data for the relevant quarter. The Revenue Share to Stereotaxis for sale of such inventory to customers will be calculated in the same manner as if such devices had been sold by Biosense Webster in accordance with this Amendment.

11. Certain Supply of Catheters To Stereotaxis:

11.1 Upon a Change of Control of Stereotaxis, Biosense Webster will cease to conduct Marketing or Promotions for, or Distribute, Partnered NL Catheters and Stereotaxis Catheters and will for a period of three years (or until the First Competitive Sale Date, as defined below, or a period of three years after termination of this Amendment, whichever is the earlier) after such Change of Control manufacture and supply Stereotaxis with Partnered NL Catheters by fulfilling orders from Stereotaxis in the same manner as set out in Section 6(i) above and those provisions of this Amendment required for purpose of giving effect to the foregoing will continue in force and effect and other provisions of this Amendment) will no longer be of force or effect except in respect of any antecedent breach. The transfer price and revenue share to Biosense Webster will be the same as set forth in the Master Collaboration Agreement relating to any distribution of Daughter Products by Stereotaxis, provided that in order to provide incentive to Stereotaxis to expedite occurrence of the First Competitive Sale Date, a premium of [***] of cost of goods sold to be included in the calculation of such transfer price will be added in respect of each of the last three 6-month periods of such three year period. The "First Competitive Sale Date" means the date following a Change of Control of Stereotaxis upon which Stereotaxis or its affiliates first sell magnetically navigable electrophysiology mapping or ablation catheters other than those acquired from Biosense Webster in accordance with this Section 11.

11.2. Upon expiration of the Term or other termination of this Amendment (other than via a Change of Control pursuant to Section 11.1 above) and in order to ensure continuity of supply for customers, Biosense Webster agrees that it will supply to customers (or in lieu thereof will supply to Stereotaxis for supply to customers) Partnered NL Catheters on the same terms as set forth in this Amendment (other than those relating to Amendment Exclusivity and new product development and subject to relevant minimum order volumes set forth in the Master Collaboration Agreement) for a 3 year period.

11.3. Certain Supply of Catheters to Customers: Following termination or expiration of the Master Collaboration Agreement, Biosense Webster will supply to customers (or in lieu thereof will supply to Stereotaxis for supply to customers that acquired a Compatible NIOBE System or issued a purchase order for a Compatible NIOBE System prior to such expiration or termination) Daughter Products in the same manner as set out in such agreement (including minimum order volumes) for a period of 3 years.

12. Additional Partnered NL Catheters: For purposes of this Amendment, Additional Partnered NL Catheters in respect of non-Localized electrophysiology catheters will have a corresponding meaning to Additional Daughter Products in respect of Localized electrophysiology catheters. In the same manner as the Parties may nominate Additional Daughter Products pursuant to the Master Collaboration Agreement, Stereotaxis has the right to nominate Additional Partnered NL Catheters (without limitation, based either on Stereotaxis IP or intellectual property licensed in by Stereotaxis from third parties other than Restricted Parties), which will then be developed and commercialized in the same manner as described for Additional Daughter Products under the Master Collaboration Agreement. In the event Biosense Webster elects not to distribute any such Additional Partnered NL Catheter in accordance with the foregoing, it may also decline to manufacture such device, in which case Stereotaxis may manufacture or procure manufacture of such device (other than through a Restricted Party).

13. Master Collaboration Agreement: In the event of early termination for any reason (other than Change of Control) of the Master Collaboration Agreement, Stereotaxis may elect to terminate this Amendment at any time within 12 months after any such early termination of the Master Collaboration Agreement.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

14. Force and Effect of This Amendment: This Amendment will be of no force or effect unless and until Biosense Webster executes the Purchase Agreement, Joinder Agreement and Amended Certificate of Incorporation regarding the investment by Biosense Webster or its Affiliate of $9.5 million in preferred stock of Stereotaxis. Stereotaxis agrees to provide executed copies of the same to Biosense Webster for its countersignature immediately upon written notice by Biosense Webster that it is prepared to execute the same; provided that in the event that such documents have not been so executed by the parties prior to December 31, 2003, this Amendment will be of no force or effect.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by duly authorized officers or representatives.

STEREOTAXIS, INC.                             BIOSENSE WEBSTER INC.

By: /s/ BEVIL J. HOGG                         By: /s/ RON T. TANAKA
   ------------------------------                ------------------------------
Print Name: BEVIL J. HOGG                     Print Name: RON T. TANAKA
           ----------------------                        ----------------------
Title: CEO/PRESIDENT                          Title: PRESIDENT
      ---------------------------                   ---------------------------
Date: NOVEMBER 3, 2003                        Date: NOVEMBER 3, 2003
     ----------------------------                  ----------------------------

                                    APPENDIX

                                     [***]

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                     [***]

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]